Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290206

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated September 22, 2025)

Icon Energy Corp.

This prospectus supplement is being filed to update, amend and supplement the information contained in the prospectus dated September 22, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-290206), with the information contained in our report on Form 6-K filed with the Securities and Exchange Commission on January 8, 2026.

The Prospectus relates to the sale from time to time of up to 10,357,237 common shares, par value $0.001 per share (“Common Shares”) of Icon Energy Corp., incorporated under the laws of the Marshall Islands, by YA II PN, Ltd., a Cayman Islands exempt limited company.

This prospectus supplement updates, amends and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares are currently listed on The Nasdaq Capital Market under the symbol “ICON.” On January 7, 2026, the last reported sales price of our Common Shares was $0.54 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 8, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this report on Form 6-K (this “Report”) as Exhibit 99.1 is a copy of the press release of Icon Energy Corp. (the “Company”), issued on January 6, 2026, announcing that the Company’s board of directors has determined to effect a 1-for-5 reverse stock split of the Company’s common shares, par value $0.001 (the “Common Shares”), effective at the opening of trading on January 8, 2026 (the “Reverse Stock Split”).

Attached to this Report as Exhibit 3.1 is a copy of the Articles of Amendment of Articles of Incorporation of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on January 7, 2026, to effect the Reverse Stock Split.

This Report, including the exhibits hereto, are hereby incorporated by reference into the Company’s registration statement on Form F-3 (File No. 333-291988).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

Date: January 8, 2026	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer

Exhibit 3.1

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
ICON ENERGY CORP.
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Vanessa (Vassiliki) Tzoannos, an authorized representative of Icon Energy Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:

1.	The name of the Corporation is: Icon Energy Corp.

2.
The Articles of Incorporation were filed with the Registrar of Corporations as of the 30th day of August, 2023, were amended and restated in their entirety as of the 11th day of June, 2024 and were further amended as of the 31st day of March, 2025.

3.	Section 2.1 of Article II of the Amended and Restated Articles of Incorporation is hereby amended by adding the following paragraph to the end of the Section:

"Effective with the commencement of business on January 8, 2026, the Corporation has effected a one-for-five reverse stock split (the “January 2026 Reverse Stock Split”) as to its issued and outstanding common shares, pursuant to which the number of issued common shares shall decrease from approximately 3,460,000 to approximately 692,000 as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The January 2026 Reverse Stock Split shall not change the number of registered common shares the Corporation is authorized to issue or the par value of the common shares. The stated capital of the Corporation is hereby reduced from approximately $3,460 to approximately $692, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of the reduction in stated capital shall be allocated to surplus."

4.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5.
This amendment to the Articles of Incorporation was authorized by the affirmative vote of holders of common and preferred stock representing a majority of the voting power of the Corporation at the General Meeting of Shareholders of the Corporation held on March 17, 2025, and by the Corporation's Board of Directors on December 26, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 7th day of January, 2026.

/s/ Vanessa (Vassiliki) Tzoannos
Name:	Vanessa (Vassiliki) Tzoannos
Title:	Authorized representative

Exhibit 99.1

Icon Energy Corp. Announces Reverse Stock Split

ATHENS, GREECE, January 6, 2026 (GLOBE NEWSWIRE) - Icon Energy Corp. (“Icon” or the “Company”) (Nasdaq: ICON), an international shipping company providing worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels, announced today that its board of directors (the “Board”) has determined to effect a 1-for-5 reverse stock split (the “Reverse Stock Split”) of the Company’s issued common shares par value $0.001 (the “Common Shares”), effective at the opening of trading on January 8, 2026.

The Reverse Stock Split will be effective, and the Common Shares will begin trading on a split-adjusted basis on the Nasdaq Capital Market, at the opening of trading on January 8, 2026, under the existing trading symbol “ICON.” The new CUSIP number for the Common Shares following the Reverse Stock Split will be Y4001C 305.

When the Reverse Stock Split becomes effective, every 5 issued and outstanding Common Shares will be automatically converted into 1 issued and outstanding Common Share without any change in (i) the par value per share or (ii) the total number of Common Shares the Company is authorized to issue.

Background and Purpose

The Board has determined that the Reverse Stock Split is in the best interest of the Company and its shareholders as a higher share price may enhance the Company’s appeal to a broader investor base while also ensuring the Company’s continued compliance with Nasdaq Capital Market listing standards.

Details

The Reverse Stock Split will not (i) affect any shareholder’s ownership percentage of Common Shares (except as a result of the cancellation of fractional shares), (ii) have any direct impact on the market capitalization of the Company, or (iii) modify any voting rights or other terms of the Common Shares. As of the date hereof, the Company had 3,460,000 outstanding Common Shares, which will be reduced to approximately 692,000 Common Shares following the effective Reverse Stock Split, to be adjusted for cancellation of any fractional shares.

No fractional shares will be created or issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares because their pre-split holdings of Common Shares are not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the shareholder would otherwise be entitled, multiplied by the closing price of the Common Shares on the Nasdaq Capital Market on January 7, 2026.

Shareholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the Reverse Stock Split reflected in their accounts on or after January 8, 2026. Such beneficial holders may contact their bank, broker, or nominee for more information.

The Reverse Stock Split approved by the Board is within the range of ratios for a reverse stock split previously authorized by the shareholders of the Company.

About Icon Energy Corp.

Icon is an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels. Icon maintains its principal executive office in Athens, Greece, and its common shares trade on the Nasdaq Capital Market under the symbol “ICON.”

Cautionary Note Regarding Forward Looking Statements

This communication contains “forward-looking statements,” including with respect to the timing and effect of a reverse stock split and Nasdaq compliance. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions that are other than statements of historical fact are forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant risks, uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, the Company cannot provide assurance that it will achieve or accomplish these expectations, beliefs or projections. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). As a result, you are cautioned not to unduly rely on any forward-looking statements, which speak only as of the date of this communication.

Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things: the Company’s future operating or financial results; the Company’s liquidity, including its ability to service any indebtedness; changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations; broader market impacts arising from war (or threatened war) or international hostilities; risks associated with pandemics; and other factors listed from time to time in the Company’s filings with the SEC. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. You should, however, review the factors and risks the Company describes in the reports it files and furnishes from time to time with the SEC, which can be obtained free of charge on the SEC’s website at www.sec.gov.

Contact Information

Icon Energy Corp.
Dennis Psachos
Chief Financial Officer
+30 211 88 81 300
ir@icon-nrg.com
www.icon-nrg.com